United States Securities And Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 18, 2010 (August 6, 2010)

Sunrise Energy Resources, Inc. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-11248 (Commission File Number)	84-0938688 (IRS Employer Identification No.)

San Antonio Tech Center Building
3463 Magic Drive, Suite 425
San Antonio, Texas 78829
 (Address of principal executive offices) (Zip Code)

(210) 861-8353
(Registrant's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 6, 2010, Dean McCall, sole Director, CEO and Secretary of Sunrise Energy Resources, Inc. (the "Company"), resigned from all positions held with the Company, including resigning from Board service.  There was no disagreement, as defined in 17 CFR 240.3b-7, between the Registrant and Mr. McCall at the time of Mr. McCall's resignation from the Board of Directors.

Also on August 6, 2010, the Company appointed John Shearer as sole Director, CEO and Secretary to replace Mr. McCall.  Mr. Shearer will serve as a director until his successor has been elected at the next annual meeting of the Company's shareholders or until his earlier resignation, removal, or death, and Mr. Shearer has not been appointed to any committees of the Board as the Board does not presently have any committees.

Mr. Shearer, age 71, has been in the investment banking business for 40 years, 7 of which were in New York with several boutique investment banking firms and 12 years in Miami and Fort Lauderdale where he was with several investment banks. He has been involved in equity and debt placements, structured finance, mergers and acquisitions and project finance. He has been involved in taking companies public and has served as president for several of them.  From 2005 through 2009, Mr. Shearer was a partner in Concentric Capital which provided investment banking consulting services to various private and public companies.  From July 2009 through April 2010, he served as CEO of Gulf Alternative Energy, Inc. From April 2010 through August 2010, he served as COO of National Clean Fuels, Inc.  He is a graduate of the University of Texas with a BBA in Finance.

Mr. Shearer does not have any employment agreement in place with the Company. He is receiving compensation of $60,000 per year for his service as an officer and director of the Company.

The Company has not entered into any transactions with Mr. Shearer described in Item 404(a) of Regulation S-K.

Mr. Shearer was not appointed pursuant to any arrangement or understanding between Mr. Shearer and any other person.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 18, 2010

Sunrise Energy Resources, Inc., a Delaware corporation

By:	/s/ John Shearer
John Shearer, CEO